EXHIBIT 10.02
FLEXTRONICS INTERNATIONAL LTD.
2010 EQUITY INCENTIVE PLAN
FORM OF SHARE OPTION AWARD AGREEMENT
This Share Option Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Flextronics International Ltd., a Singapore corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2010 Equity Incentive Plan (the “Plan”) and this Agreement. The Participant understands and agrees that this share option (“Option”) is granted subject to and in accordance with the express terms and conditions of the Plan and the Agreement including any country-specific provisions set forth in Exhibit B and the Participant further agrees to be bound by the terms and conditions of the Plan and the Agreement.
The Participant acknowledges receipt of a copy of the official prospectus for the Plan. The Agreement and Plan Prospectus are available on the Company’s website at http://home.sjc.flextronics.com/options/reference.asp or by request from the Company’s Stock Administration Department. The Participant hereby agrees that these documents are deemed to be delivered to the Participant.

Option Number:		<<Option Number>>

Participant:		<<First Name>> <<Last Name>>

Total Option Shares:		<< Number of Shares>>

Exercise Price Per Share:	$	<<Price per Share>>

Date of Grant:		<<Grant Date>>

Expiration Date:		<<Expiration Date>>
Type of Option and Vesting: The Option is a non-qualified stock option (“NQSO”), subject to vesting as set forth in the chart below (provided the Participant continues to provide services to the Company or to any Parent or Subsidiary or Affiliate of the Company):
Option Share Vesting Table

Number of NQSOs Vesting
25% of shares granted:	Will vest on 1st Anniversary of Grant Date
75% of shares granted:	Will vest in equal increments over XX months beginning the first month after the 1st Anniversary of the Date of Grant [TBC]
1. Grant of Option. The Company hereby grants to the Participant an Option to purchase the total number of shares of Ordinary Shares of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement, including any country-specific provisions set forth in Exhibit B to this Agreement and the Plan. This Option is not intended to qualify as an Incentive Stock Option. Instead, this Option shall be a NQSO. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

2. Vesting; Exercise Period.
2.1 Vesting of Right to Exercise Option. This Option shall be exercisable as indicated in this Agreement. Subject to the terms and conditions of the Plan and this Agreement (including any Exhibits thereto), this Option shall vest and become exercisable as to portions of the Shares pursuant to the Vesting Schedule specified above. If application of the vesting percentage causes a fractional Share, such Share shall be rounded down to the nearest whole Share for each month except for the last month in such vesting period, at the end of which last month this Option shall become vested for the full remainder of the Shares. This Option shall cease to vest upon the Participant’s Termination of Service and the Participant shall in no event be entitled under this Option to purchase a number of Shares greater than the Total Option Shares as set forth above.
2.2 Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3.
3. Termination of Service.
3.1 Termination for Any Reason except Death, Disability or Cause. In the event of the Participant’s Termination of Service for any reason except the Participant’s death, Disability or Cause, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth above on the Termination Date, may be exercised by the Participant no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.
3.2 Termination Because of Death or Disability. In the event of the Participant’s Termination of Service because of death or Disability of the Participant (or the Participant dies within three (3) months after Termination of Service other than for Cause or because of Disability), then this Option, to the extent that it is vested in accordance with the schedule set forth above, may be exercised by the Participant (or the Participant’s legal representative) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.
3.3 Termination for Cause. In the event of the Participant’s Termination of Service for Cause, this Option will automatically expire on the Participant’s Termination Date.
3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company or any Parent Subsidiary, or Affiliate, or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate the Participant’s employment or service relationship at any time, with or without cause.
4. Manner of Exercise.
4.1 Share Option Exercise Agreement. To exercise this Option, the Participant (or in the case of exercise after the Participant’s death, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed share option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia, the Participant’s election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding the Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than the Participant exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal, state, local or foreign securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.
4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:
(a) the surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option shall be exercised;
(b) through a “same day sale” commitment by the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA” dealer) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay the Exercise Price, and whereby the FINRA dealer irrevocably commits upon receipt of such Shares, to remit such amounts to the Company;
(c) any other methods acceptable to the Committee, including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company upon settlement of such sale; or
(d) by any combination of the foregoing.
4.4 Tax Obligations and Issuance of Shares.
(a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (1) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer, or any Parent, Subsidiary or Affiliate; or (2) withholding from the proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued at exercise of this Option.
(c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.
(d) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of the Participant, or the Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.
5. Compliance with Laws and Regulations. The exercise of this Option and the issuance and allotment of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal, state, local and foreign securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed at the time of such issuance or allotment. The Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
6. Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Participant.
7. Nature of Grant. In accepting this Option, the Participant acknowledges and agrees that:
(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;
(b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(d) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(e) the Participant’s participation in the Plan is voluntary;
(f) the Participant’s participation in the Plan shall not create a right to further employment with the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Participant’s employment relationship at any time;
(g) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, the Company or any Parent, Subsidiary, or Affiliate of the Company and that is outside the scope of the Participant’s employment or service contract, if any;
(h) the future value of the Shares underlying this Option is unknown and cannot be predicted with certainty;
(i) if the Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;
(j) no claim or entitlement to compensation or damages shall arise from the forfeiture of the Option or the diminution of value of the Shares issued upon exercise resulting from the Participant’s Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of this Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(k) for the Participants residing outside of the U.S.A:
(A) this Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(B) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer, the Company or any Parent, Subsidiary or Affiliate; and
(C) in the event of the Participant’s Termination of Service (whether or not in breach of local labor laws), the Participant’s right to vest in the Option under the Plan, if any, will terminate effective as of the date of Termination of Service and; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of this Option.
8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s purchase or sale of the Shares acquired upon exercise of this Option. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to the Company stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
10. Privileges of Share Ownership. The Participant shall not have any of the rights of a shareholder with respect to any Shares until the Participant exercises this Option, pays the Exercise Price and Shares are issued to the Participant.
11. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.
12. Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

13. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Treasurer of the Company at its corporate offices at 847 Gibraltar Drive, Milpitas, California 95035. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by rapifax or telecopier.
14. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
16. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19. Exhibit B. Notwithstanding any provision in this Agreement to the contrary, this Option shall be subject to any special terms and provisions as set forth in Exhibit B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Agreement.
20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Agreement (including Exhibit B). The Participant acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised the Participant to consult a tax advisor prior to such exercise or disposition.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

FLEXTRONICS INTERNATIONAL LTD.		PARTICIPANT

By:		By:
	Name: Michael McNamara		Name:
	Title: Chief Executive Officer		Address:

EXHIBIT 10.02
Exhibit A
FLEXTRONICS INTERNATIONAL LTD.
2010 EQUITY INCENTIVE PLAN
SHARE OPTION EXERCISE AGREEMENT
I hereby elect to purchase the number of Shares of the Company as set forth below:

Participant (and/or assignee):	Number of Shares Purchased:

Social Security Number/ Personal Id Number:	Purchase Price per Share:

Address:	Aggregate Purchase Price:
Date of Option Agreement:
Type of Option: ☐ Incentive Option	Exact Name of Title to Shares:
☐ Nonqualified Option

1. Delivery of Purchase Price. The Participant hereby delivers to the Company the Aggregate Exercise Price, to the extent permitted in the Agreement, as follows (check as applicable and complete):
☐	in cash (by check) in the amount of $ , receipt of which is acknowledged by the Company;
☐
the surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares (including withholding of Shares otherwise deliverable upon exercise of the Award) in the amount of $                    , receipt of which is acknowledged by the Company;

☐	by the waiver hereby of compensation due or accrued to the Participant for services rendered in the amount of $ ;
☐	through a “same-day-sale” commitment, delivered herewith, from the Participant and the FINRA Dealer named therein, in the amount of $ ; or
☐	through a “margin” commitment, delivered herewith from the Participant and the broker named by the Participant, in the amount of $ .
2. Tax Consequences. THE PARTICIPANT UNDERSTANDS THAT THE PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE PARTICIPANT’S PURCHASE OR DISPOSITION OF THE SHARES. THE PARTICIPANT REPRESENTS THAT THE PARTICIPANT HAS CONSULTED WITH ANY TAX CONSULTANT(S) THE PARTICIPANT DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND THAT THE PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.
3. Entire Agreement. The Plan, and the Agreement (including all Exhibits thereto) are incorporated herein by reference. This Exercise Agreement, the Plan, the Agreement constitute the entire agreement and understanding of the parties and supersede in their entirety all prior understandings and agreements of the Company and the Participant with respect to the subject matter hereof, and are governed by California law except for that body of law pertaining to choice of law or conflict of law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

FLEXTRONICS INTERNATIONAL LTD.		PARTICIPANT

By:		By:

	Name:		Name:
	Title:		Address:

FLEXTRONICS INTERNATIONAL LTD.
2010 EQUITY INCENTIVE PLAN
EXHIBIT B TO THE
SHARE OPTION AGREEMENT
FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Exhibit B includes additional terms and conditions that govern the Option granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Option vests, the Participant exercises his or her Option, or the Participant sells Shares acquired upon exercise of the Option under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers employment after the Date of Grant, the information contained herein may not be applicable to the Participant.
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds Shares acquired under the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When the Participant sells Shares issued upon exercise of the Option under the Plan, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, the Participant may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:
(i)
If the Participant accepts the Option outside of the business premises of the Company, the Participant may be entitled to revoke his or her acceptance of the Agreement, provided the revocation is made within one week after the Participant accepts the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if the Participant returns the Agreement to the Company or the Company’s representative with language that can be understood as the Participant’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

BRAZIL
Notifications
Compliance with Law. By accepting the Option, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of Shares issued upon exercise of the Option under the Plan.
Exchange Control Information. If the Participant is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000 (approximately BRL175,950 as of July 2010). Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the Participant’s date of admittance as a resident of Brazil. Assets and rights that must be reported include Shares issued upon exercise of the Option under the Plan.
CANADA
Terms and Conditions
French Language Provision. The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Termination of Service. This provision supplements Section 3 of the Agreement.
In the event of involuntary Termination of Service (whether or not in breach of local labor laws), the Participant’s right to receive and vest in the Option under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date the Participant receives notice of Termination of Service from the Company or the Employer, or (2) the date the Participant is no longer actively providing service to the Company or his or her Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Participant no longer actively providing service for purposes of the Option grant.

Data Privacy. This provision supplements Section 9 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Parent, Subsidiary or Affiliate and the Administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Parent, Subsidiary or Affiliate to record such information and to keep such information in the Participant’s employee file.
Notifications
Grant of Option. Notwithstanding anything contrary in the Agreement or the Plan, the Option does not constitute compensation nor is in any way related to the Participant’s past services and/or employment to the Company, the Employer, and/or a Parent, Subsidiary or Affiliate.
CHINA
Terms and Conditions
Manner of Exercise. This provision supplements Section 4 of the Agreement:
Notwithstanding anything to the contrary in Section 4.3 of the Agreement, due to exchange control laws in China, the Participant will be required to exercise his or her Option using the cashless sell-all exercise method pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law. This restriction will not apply to non-PRC citizens.
Exchange Control Requirements. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the cash proceeds from the cashless sell-all exercise of the Option to China. The Participant further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, Parent, Subsidiary, Affiliate or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Shares may be transferred to such special account prior to being delivered to the Participant. The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed through any such special exchange account. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. These requirements will not apply to non-PRC citizens.

CZECH REPUBLIC
Notifications
Exchange Control Information. Upon request of the Czech National Bank, the Participant may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires Shares.
DENMARK
Notifications
Danish Stock Options Act. The Participant will receive an Employer Statement pursuant to the Danish Act on Stock Options.
Exchange Control/Tax Reporting Information. If the Participant holds Shares issued upon exercise of the Option under the Plan in a brokerage account with a broker or bank outside Denmark, the Participant is required to inform the Danish Tax Administration about the account. For this purpose, the Participant must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by the Participant and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the Shares in the account without further request each year. By signing the Form V, the Participant authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.
In addition, if the Participant opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, the Participant is also required to inform the Danish Tax Administration about this account. To do so, the Participant must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by the Participant and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, the Participant authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.
FINLAND
There are no country specific provisions.
FRANCE
Term and Conditions
Language Consent. By accepting the Option, the Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Exhibit B) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, the Participant must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, the Participant must report Shares on an annual basis that exceeds 10% of the total voting capital of the Company.
HONG KONG
Terms and Conditions
Warning: The Option and Shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Parent, Subsidiary or Affiliates. The Agreement, including this Exhibit B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible Employee of the Employer, the Company or any Parent, Subsidiary or Affiliate and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Exhibit B, or the Plan, the Participant should obtain independent professional advice.
Sale Restriction. Notwithstanding anything contrary in the Notice, the Agreement or the Plan, in the event the Participant’s Option vests and the Participant or his or her heirs and representatives exercise the Option such that Shares are issued to the Participant or his or her heirs and representatives within six months of the Date of Grant, the Participant agrees that the Participant or his or her heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant.
Notifications
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country specific provisions.
INDIA
Terms and Conditions
Manner of Exercise. This provision supplements Section 4 of the Agreement:
Notwithstanding anything to the contrary in Section 4.3 of the Agreement, due to legal restrictions in India, the Participant may not exercise his or her Option using a cashless sell-to-cover exercise, whereby the Participant directs a broker to sell some (but not all) of the Shares subject to the exercised Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in the Agreement. The Company reserves the right to provide the Participant with this method of payment depending on the development of local law.

Notifications
Exchange Control Information. Regardless of what method of exercise is used to purchase Shares, the Participant must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within 90 days after receipt. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Subsidiary or Affiliate are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Subsidiary or Affiliate in writing of their interest in the Company and the number and class of Shares or rights to which the interest relates within five days of the issuance or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or Shares acquired by the director’s spouse or children (under the age of 18).
ISRAEL
Terms and Conditions
Manner of Exercise. This provision supplements Section 4 of the Agreement:
Notwithstanding anything to the contrary in Section 4.3 of the Agreement, due to tax laws in Israel, the Participant will be required to exercise his or her Option using the cashless sell-all exercise method whereby all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the aggregate Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable laws and regulations. The Participant will not be permitted to acquire and hold Shares upon exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.
ITALY
Terms and Conditions
Manner of Exercise. This provision supplements Section 4 of the Agreement:
Notwithstanding anything to the contrary in Section 4.3 of the Agreement, due to legal restrictions in Italy, the Participant will be required to exercise his or her Option using the cashless sell-all exercise method whereby all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable laws and regulations. The Participant will not be permitted to acquire and hold Shares upon exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.

Data Privacy. This provision replaces Section 9 of the Agreement:
The Participant understands that the Company and the Employer as the Privacy Representative of the Company in Italy, may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by the data Processor, if appointed. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request at the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Participant further understands that the Company and its Subsidiaries or Affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and its Subsidiaries or Affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Participant should contact the Employer. Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.
Plan Document Acknowledgement. The Participant acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Section 1: Grant of Option; Section 2: Vesting; Exercise Period; Section 3: Termination of Service; Section 4: Manner of Exercise; Section 5: Compliance with Laws and Regulations; Section 6: Nontransferability of Option; Section 7: Nature of Grant; Section 8: No Advice Regarding Grant; Section 15: Governing Law; Section 16: Language; Section 17: Severability; Section 18: Electronic Delivery; Section 19: Exhibit B; Section 20: Imposition of Other Requirements; and the Data Privacy section of this Exhibit B.
Notifications
Exchange Control Information. To participate in the Plan, the Participant must comply with exchange control regulations in Italy. The Participant is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (Shares, vested Options) that may give rise to taxable income in Italy that combined with other foreign assets exceeds €10,000; and (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on the Participant’s foreign investments or investments held outside of Italy. The Participant may be exempt from the requirement in (a) if the transfer or investment is made through an authorized broker resident in Italy, as the broker will generally comply with the reporting obligation on his or her behalf.
JAPAN
Notifications
Exchange Control Information. If the Participant pays more than ¥30,000,000 in a single transaction for the purchase of Shares when he or she exercises the Option, the Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.
KOREA
Notifications
Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, the Participant must obtain a confirmation of the remittance by a foreign exchange bank in Korea. The Participant likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance.
If the Participant realizes US$500,000 (approximately KRW 601,975,000 as of July 2010) or more from the sale of Shares, Korean exchange laws require the Participant to repatriate the proceeds to Korea within eighteen months of the sale.

MALAYSIA
Notifications
Malaysian Insider Trading Notification. The Participant should be aware of the Malaysian insider-trading rules, which may impact his or her acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, the Participant is prohibited from purchasing or selling Shares (e.g., a vested Option, Shares) when he or she is in possession of information which is not generally available and which he or she knows or should know will have a material effect on the price of Shares once such information is generally available.
Director Notification Obligation. If the Participant is a director of the Company’s Malaysian Subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Participant receives or disposes of an interest (e.g., Option, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
No Entitlement for Claims or Compensation. The following section supplements Section 7 of the Agreement:
Modification. By accepting the Option, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Option grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Marina Boulevard, #28-00, Singapore 018989, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the Option do not, in any way, establish an employment relationship between the Participant and the Company since he or she is participating in the Plan on a wholly commercial basis and the sole employer is Availmed Servicios S.A. de C.V., Grupo Flextronics S.A. de C.V., Flextronics Servicios Guadalajara S.A. de C.V., Flextronics Servicios Mexico S. de R.L. de C.V. and Flextronics Aguascalientes Servicios S.A. de C.V., nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Option, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of Grant section of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliates are not responsible for any decrease in the value of the Shares acquired upon exercise of the Option.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Condiciones y Duración
Sin Derecho a Reclamo o Compensación. La siguiente sección complementa la sección 7 de este Acuerdo:
Modificación. Al aceptar la Opción, el Participante entiende y acuerda que cualquier modificación del Plan o del Acuerdo o su extinción, no constituirá un cambio o disminución de los términos y condiciones de empleo.
Declaración de Política. El otorgamiento de Opción por parte de la Compañía es efectuada bajo el Plan en forma unilateral y discrecional y por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar la Opción en cualquier momento sin responsabilidad alguna hacia la Compañía.
La Compañía, con oficinas registradas en One Marina Boulevard, #28-00, Singapore 018989 es la única responsable de la administración de los Planes y de la participación en los mismos y el otorgamamiento de la Opción no establece de forma alguna una relación de trabajo entre el Participante y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Availmed Servicios S.A. de C.V., Grupo Flextronics S.A. de C.V., Flextronics Servicios Guadalajara S.A. de C.V., Flextronics Servicios Mexico S. de R.L. de C.V. and Flextronics Aguascalientes, así como tampoco establece ningún derecho entre el Participante y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar la Opción, el Participante reconoce que ha recibido copias de los Planes, ha revisado los mismos, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en los Planes y en el Acuerdo.
Además, el Partcipante reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección Naturaleza del Orotgamiento en el cual se encuentra claramente descripto y establecido lo siguiente: (i) la participación en los Planes no constituye un derecho adquirido; (ii) los Planes y la participación en los mismos es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en los Planes es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través de la Opción.
Finalmente, el Partcipante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante, Subsidiaria o filiales con respecto a cualquier demanda que pudiera originarse en virtud de los Planes.
NETHERLANDS
Notifications
Securities Law Information. The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired upon exercise of the Option. In particular, the Participant may be prohibited from effectuating certain transactions if the Participant has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any Employee in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain Employees working at a Subsidiary or Affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant has such inside information.
If the Participant is uncertain whether the insider-trading rules apply to him or her, he or she should consult his or her personal legal advisor.
NORWAY
There are no country specific provisions.
POLAND
Terms and Conditions
Restriction on Type of Shares Issued. Due to tax regulations in Poland, as necessary, the Participant’s Option will be over newly issued Shares only. Treasury Shares will not be used to satisfy the Option exercise.
ROMANIA
Notifications
Exchange Control Information. If the Participant remits foreign currency into or out of Romania (e.g., the Exercise Price or the proceeds from the sale of his or her Shares), the Participant may have to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. The Participant should consult his or her personal legal advisor to determine whether the Participant will be required to submit such documentation to the Romanian bank.
SINGAPORE
Notifications
Securities Law Information. The Option is being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Option grant is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Option unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).

Director Notification Obligation. If the Participant is a director, associate director or shadow director of the Company or a Singapore Subsidiary or Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when the Participant receives an interest (e.g., Option, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Participant must notify the Company or Singapore Subsidiary or Affiliate when the Participant sells Shares of the Company or any related company (including when the Participant sell Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two days of becoming a director.
SLOVAK REPUBLIC
There are no country specific provisions.
SOUTH AFRICA
Terms and Conditions
Tax Obligations. The following provision supplements Section 4.4 of the Agreement:
By accepting the Option, the Participant agrees to notify the Employer of the amount of any gain realized at exercise of the Option. If the Participant fails to advise the Employer of the gain realized at exercise of the Option, he or she may be liable for a fine.
Notifications
Tax Clearance for Cash Exercises. If the Participant exercises the Option using a cash exercise method, the Participant must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Participant must renew this Tax Clearance Certificate every twelve months, or at such other interval as may be required by the SARS. If the Participant uses a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.
Exchange Control Information. The Participant is subject to a lifetime offshore investment allowance of ZAR4,000,000. This is a cumulative allowance, and the Participant’s ability to remit funds for the purchase of Shares will be reduced if his or her foreign investment limit is utilized to make a transfer of funds offshore. If the Participant exercises his or her Option with cash, the Participant will be subject to this limit. If the ZAR4,000,000 limit will be exceeded, the Participant may still transfer funds for the exercise of the Option; however, the Shares obtained from the exercise must be sold immediately and the full proceeds repatriated to South Africa.
If the Participant exercises the Option using a cashless method of exercise, the value of the Shares acquired using the cashless exercise method will not be counted against the ZAR2,000,000 limit. The sale proceeds of such Shares may be held offshore and will not count against the investment limit.
The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Participant is solely responsible for complying with all exchange control laws in South Africa, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with South African exchange control laws.

SWEDEN
There are no country specific provisions.
SWITZERLAND
Notifications
Securities Law Information. The Option is considered a private offering in Switzerland; therefore, it is not subject to registration.
TAIWAN
Notifications
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 (approximately TWD 160,580,024 as of July 2010) per year. If the transaction amount is TWD 500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
TURKEY
Notifications
Exchange Control Information. Exchange control regulations require Turkish residents to buy Shares through intermediary financial institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, if the Participant uses cash to exercise his or her Option, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply to cashless exercises, as no funds leave Turkey.
Securities Law Information. Under Turkish law, the Participant is not permitted to sell the Shares issued upon exercise in Turkey.
UNITED KINGDOM
Terms and Conditions
Tax Obligations. The following provisions supplement Section 4.4 of the Agreement:
The Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from the Participant the full amount of Tax-Related Items that the Participant owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions at any time thereafter by any of the means referred to in Section 4.4 of the Agreement, although the Participant acknowledges that he/she ultimately will be responsible for reporting any income tax or National Insurance Contributions due on this additional benefit directly to the HMRC under the self-assessment regime.
National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the exercise of the Option, the Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). To accomplish the foregoing, the Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in Section 4.4 of the Agreement.
If the Participant does not enter into a Joint Election prior to exercising the Option or if approval of the Joint Election has been withdrawn by HMRC, the Option shall become null and void without any liability to the Company and/or the Employer and may not be exercised by the Participant.